Exhibit 10.3

THE COCA-COLA COMPANY

1989 RESTRICTED STOCK AWARD PLAN
(As Amended and Restated through February 20, 2013)

Section 1. Purpose

The purpose of the 1989 Restricted Stock Award Plan of The Coca-Cola Company (the “Plan”) is to advance the interest of The Coca-Cola Company (the “Company”) and its Related Companies (as defined in Section 4 hereof), by encouraging and enabling the acquisition of a financial interest in the Company by officers and other key employees through grants of restricted shares of Company Common Stock and/or performance share units (the “Awards”, or singly, an “Award”). The Plan is intended to aid the Company and its Related Companies in retaining officers and key employees, to stimulate the efforts of such employees and to strengthen their desire to remain in the employ of the Company and its Related Companies. In addition, the Plan may also aid in attracting officers and key employees who will become eligible to participate in the Plan after a reasonable period of employment by the Company or its Related Companies.

Section 2. Administration

The Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) or in accordance with Section 7, Article III of the By-Laws of the Company (as amended through October 20, 2005) from among its members and shall be comprised of not less than three (3) members of the Board. The Committee shall determine the officers and key employees of the Company and its Related Companies (including officers, whether or not they are directors) to whom, and the time or times at which, Awards will be granted, the number of shares to be awarded, the time or times within which the Awards may be subject to forfeiture, and all other conditions of the Award. The provisions of the Awards need not be the same with respect to each recipient.

The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan and to take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each action made or taken pursuant to the Plan, including interpretation of the Plan and the Awards granted hereunder by the Committee, shall be final and conclusive for all purposes and upon all persons, including, without limitation, the Company and its Related Companies, the Committee, the Board, the Officers and the affected employees of the Company and/or its Related Companies and their respective successors in interest.

Section 3. Stock

The stock to be issued under the Plan pursuant to Awards shall be shares of Common Stock, $.25 par value, of the Company (the “Stock”). The Stock shall be made available from treasury or authorized and unissued shares of Common Stock of the Company. The total number of shares of Stock that may be issued pursuant to Awards under the Plan, including those already issued, may not exceed 40,000,000 shares (which was adjusted to 80,000,000 shares to reflect the stock split effected July 27, 2012 and  is subject to further adjustment in accordance with Section 8). Shares of Stock previously granted pursuant to Awards, but which are forfeited pursuant to Section 5, below, shall be available for future Awards.

Section 4. Eligibility

Awards may be granted to officers and key employees of the Company and its Related Companies who have been employed by the Company or a Related Company (but only if the Related Company is one in which the Company owns on the grant date, directly or indirectly, either (i) 50% or more of the voting stock or capital where such entity is not publicly held, or (ii) an interest which causes the Related

Company’s financial results to be consolidated with the Company’s financial results for financial reporting purposes) for a reasonable period of time determined by the Committee. The term “Related Company” shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 20 percent or more of the voting stock or capital at the applicable time.

Notwithstanding any other provision of the Plan, Awards, including performance share unit awards, may only be granted to employees if they are employed at the time the Award is initially granted; however, Awards in the form of performance share units or other share units may be settled in shares of Stock after the employee’s termination of employment, if such employee qualifies for such a settlement under the terms of the Award.

No employee shall acquire pursuant to Awards granted under the Plan more than twenty (20) percent of the aggregate number of shares of Stock issuable pursuant to Awards under the Plan.

Section 5. Awards

Effective for grants on or after February 18, 2009, and except as otherwise specifically provided in the grant of an Award, Awards shall be granted solely for services rendered to the Company or any Related Company and shall be subject to the following terms and conditions:

(a)           If at any time the recipient terminates employment after attaining age 60 and completing ten Years of Service, dies or becomes disabled, such recipient shall be entitled to retain the number of shares subject to the Award if such shares have been issued, unless otherwise specified at the time of grant.

(b)           If the recipient terminates employment from the Company or a Majority-Owned Company within two years of a Change in Control, such recipient shall be entitled to retain the number of shares subject to the Award, unless otherwise specified at the time of grant.  The term “Majority-Owned Related Company” shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 50 percent or more of the voting stock or capital at the relevant time.

(c)           The Stock subject to an Award shall be forfeited to the Company if the employment of the employee by the Company or Related Company terminates for any other reason.

“Disabled” means a condition for which a recipient becomes eligible for and receives a disability benefit under the long term disability insurance policy issued to the Company providing Basic Long Term Disability Insurance benefits pursuant to The Coca-Cola Company Health and Welfare Benefits Plan, or under any other long term disability plan which hereafter may be maintained by the Company or a Related Company, provided that the recipient is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

“Years of Service” means “Years of Vesting Service” as that term is defined in the Employee Retirement Plan of The Coca-Cola Company.

“Change in Control”  means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on January 1, 2002, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act as in effect on January 1, 2002) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of the Company approve any merger or consolidation as a result of which the Common Stock shall be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company, and such merger, consolidation, liquidation or sale is completed; or (iv) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation, and such merger or consolidation is completed; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors determines otherwise.  Additionally, no Change in Control will be deemed to have occurred under clause (i) if, subsequent to such time as a Change in Control would otherwise be deemed to have occurred, a majority of the Directors in office prior to the acquisition of the securities by such person determines otherwise.

(c)   Awards may contain such other provisions, not inconsistent with the provisions of the Plan, as the Committee shall determine appropriate from time to time.

(d)   Performance-Based Awards.

1.     The Committee, which shall be comprised of two or more outside directors meeting the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) may select from time to time, in its discretion, executive officers, senior vice-presidents and other key executives of the Company and its Related Companies, to receive awards of restricted stock or performance share units under the Plan, in such amounts as the Committee may, in its discretion, determine (subject to any limitations provided in the Plan), the release of which will be conditioned upon the attainment of certain performance targets (“Performance-Based Awards”). With respect to individuals residing in countries other than in the United States, the Committee may authorize alternatives that deliver substantially the same value, including, but not limited to, promises of future restricted stock awards provided that the grant and subsequent release is contingent upon attainment of certain performance targets under this section.

2.     The Committee shall determine the performance targets and the Measurement Period (as defined below) that will be applied with respect to such grant. Grants of Performance-Based Awards may be made, and the performance targets applicable to such Performance-Based Awards may be defined and determined, by the Committee no later than ninety days after the commencement of the Measurement Period. The performance criteria applicable to Performance-Based Awards will be one or more of the following criteria:

• increase in shareowner value (e.g., total shareowner return);

• earnings per share;

• stock price;

• net income;

• return on assets;

• return on shareowners’ equity;

• increase in cash flow;

• operating profit or operating margins;

• revenue growth of the Company;

• operating expenses;

• quality as determined by the Company’s Quality Index;

• economic profit;

• return on capital;

• return on invested capital;

• earnings before interest, taxes, depreciation and amortization;

• goals relating to acquisitions or divestitures;

• unit case volume;

• operating income;

• brand contribution;

• value share of Non Alcoholic Ready-To-Drink segment;

• volume share of Non Alcoholic Ready-To-Drink segment;

• net revenue;

• gross profit;

• profit before tax;

• number of transactions (number of physical packages sold);

• productivity; and

• service level.

Any of the performance criteria can be applied on an absolute basis or on a relative basis (e.g., as a relative comparison to a peer group, industry index, broad- base index, etc.), and may be calculated for a single year or calculated on a compound basis over multiple years.

At the time the Committee sets the performance criteria, the Committee shall define the criteria and any adjustments to be applied. The performance criteria may be applied to the Company as a whole or to a particular business unit, or a combination thereof, as determined at the time of grant applicable to the particular recipient.

The Measurement Period will be a period of at least one year, determined by the Committee in its discretion, commencing on January 1 of the first year of the Measurement Period and ending on December 31 of the last year of the Measurement Period. The Measurement Period may be subject to adjustment as the Committee may provide in the terms of each award. For newly hired or eligible individuals, the Measurement Period may consist of a partial year or years. The Committee may specify an additional required holding period after the Measurement Period.

3.     Except as otherwise provided in the terms of the award, shares awarded in the form of Performance-Based Awards shall be eligible for release (the “Release Date”) on March 1 following the completion of the Measurement Period.

4.     Shares awarded in the form of Performance-Based Awards will be released only if the Controller of the Company (or, for non-financial measures, the appropriate approver) and the Committee certify that the performance targets have been achieved during the Measurement Period.

5.     In addition to the other limitations in the Plan, a recipient may not receive Performance-Based Awards in a single year valued in excess of $20 million at the time of the Award.

6.     Performance-Based Awards granted pursuant to this Section 5(d) are intended to qualify as performance-based compensation under Section 162(m) of the Code and shall be administered and construed accordingly.

(e)    No Award shall be released unless the employee properly, timely and unconditionally executes (by any means approved by the plan administrator or the Director, Executive Compensation) an agreement provided in connection with the Award.

Section 6. Nontransferability of Awards

Shares of Stock subject to Awards shall not be transferable and shall not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of at any time prior to the first to occur of Retirement on a date which is at least five (5) years from the date of grant of an Award and on or after the date on which the employee has attained the age of 62, death or disability of the recipient of an Award or a Change in Control.

Section 7. Rights as a Stockholder

An employee who receives an Award shall have rights as a stockholder with respect to Stock covered by such Award to receive dividends in cash or other property or other distributions or rights in respect to such Stock and to vote such Stock as the record owner thereof.

In the case of performance share units or other share units, the Committee has sole discretion as to whether a recipient shall receive dividends or dividend equivalents prior to the release of the Shares, subject to the terms, conditions and restrictions described in the applicable agreement.

In the case of performance share units, for certain recipients for which the issuance of Shares on the date performance is certified would create adverse regulatory, tax, or legal consequences (determined in the discretion of the Company), Shares shall not be issued until just prior to the release date.  In such a case, the Recipient shall be deemed to have share units equal to the number of Shares earned for the period between the date performance is certified and the date Shares are issued.

Section 8. Adjustment in the Number of Shares Awarded

In the event there is any change in the Stock through the declaration of stock dividends, through stock splits or through recapitalization or merger or consolidation or combination of shares or otherwise, the Committee or the Board shall make an appropriate adjustment in the number of shares of Stock thereafter available for Awards.

Section 9. Recapture of Award

The Company shall seek to recover any Award paid to any executive as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or the listing standards of the New York Stock Exchange.

Section 10. Taxes

(a)   If any employee properly elects, within thirty (30) days of the date on which an Award is granted, to include in gross income for federal income tax purposes an amount equal to the fair market value (on the date of grant of the Award) of the Stock subject to the Award, such employee shall make arrangements satisfactory to the Committee to pay to the Company in the year of such Award, any federal, state or local taxes required to be withheld with respect to such shares. If such employee shall fail to make such tax payments as are required, the Company and its Related Companies shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the employee any federal, state or local taxes of any kind required by law to be withheld with respect to the Stock subject to such Award.

(b)   Each employee who does not make the election described in paragraph (a) of this Section shall, no later than the date as of which the restrictions referred to in Section 5 and such other restrictions as may have been imposed as a condition of the Award, shall lapse, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld with respect to the Stock subject to such Award, and the Company and its Related Companies shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the employee any federal, state, or local taxes of any kind required by law to be withheld with respect to the Stock subject to such Award.

(c)   The Committee may specify when it grants an Award that the Award is subject to mandatory share withholding for satisfaction of tax withholding obligations by employees. For all other Awards, whether granted before or after this paragraph 9(c) was added to this Plan, tax withholding obligations of an employee may be satisfied by share withholding, if permitted by applicable law, at the written election of the employee prior to the date the restrictions on the Award lapse. The shares withheld will be valued at the average of the high and low market prices at which a share of Stock was sold on the date the restrictions lapse (or, if such date is not a trading day, then the next trading day thereafter), as reported on the New York Stock Exchange—Composite Transactions listing.

Section 11. Restrictive Legend and Stock Power

Each certificate evidencing Stock subject to Awards shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such award. Any attempt to dispose of Stock in contravention of such terms, conditions, and restrictions shall be ineffective. The Committee may adopt rules which provide that the certificates evidencing such shares may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the restrictions thereon shall have lapsed and may require, as a condition of any Award, that the recipient shall have delivered a stock power endorsed in blank relating to the Stock covered by such Award.

Section 12. Amendments, Modifications and Termination of Plan

The Board or the Committee may terminate the Plan, in whole or in part, may suspend the Plan, in whole or in part from time to time, and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable to qualify the Awards under the laws of various states (including tax laws) and under rules and regulations promulgated by the Securities and Exchange Commission with respect to employees who are subject to the provisions of Section 16 of the Exchange Act, or to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted thereunder, without the approval of the stockholders of the Company; provided, however, that no action shall be taken without the approval of the stockholders of the Company which may increase the number of shares of Stock available for Awards or withdraw administration from the Committee, or permit any person while a member of the Committee to be eligible to receive an Award. Without limiting the foregoing, the Board of Directors or the Committee may make amendments applicable or inapplicable only to participants who are subject to Section 16 of the Exchange Act. No amendment or termination or modification of the Plan shall in any manner affect Awards therefore granted without the consent of the employee unless the Committee has made a determination that an amendment or modification is in the best interest of all persons to whom Awards have theretofore been granted. The Board or the Committee may modify or remove restrictions contained in Sections 5 and 6 on an Award or the Awards as a whole which have been previously granted upon a determination that such action is in the best interest of the Company. The Plan shall terminate when (a) all Awards authorized under the Plan have been granted and (b) all shares of Stock subject to Awards under the Plan have been issued and are no longer subject to forfeiture under the terms hereof unless earlier terminated by the Board or the Committee.

Section 13. Governing Law

Except to extent preempted by Federal Law, this Plan shall be construed, governed and enforced under the laws of the State of Delaware (without regard to the conflicts of law principles thereof) and any and all disputes arising under this Plan are to be resolved exclusively by courts sitting in Delaware.

THE COCA-COLA COMPANY 1989 RESTRICTED STOCK AWARD PLAN

ADDENDUM

For French Tax Residents

The Committee has determined that it is necessary and advisable to establish a subplan for the purpose of permitting Awards to qualify for French favorable tax and social security treatment.  Therefore, Awards granted under the Plan to employees and officers (the “French Employees”) of Related Companies in France may be granted under the terms of this Addendum to the Plan and applying to the Performance Share Agreement, provided that such Awards shall not have terms that would not otherwise be allowed under the general terms of the Plan.  The authorization to grant Awards under this Addendum shall be for a limited period ending February 28, 2018.

1.              Unless otherwise defined herein, the terms defined in this Addendum shall have the same meanings as defined in the Plan and in the Performance Share Agreement.  In the event of a conflict between the terms and conditions of the Plan, this Addendum and the Performance Share Agreement, the terms and conditions of the Plan shall prevail except for the following additional terms that shall be defined as follows:

“Disability” means disability as determined in categories 2 and 3 under Article 341-4 of the French Social Security Code.

“Related Companies” means the companies within the meaning of Article L. 225-197-2 of the French Commercial Code or any provision substituted for same.

“Closed Period” means (i) ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or annual statement of the Coca-Cola Company; or (ii) the period as from the date the corporate management entities (involved in the governance of the company, such as the Board, Committee, supervisory, in the case it would be disclosed to the public, significantly impact the quotation of the shares of the Company, until ten quotation days after the day such information is disclosed to the public.

2.              This addendum shall be applicable to French Employees and corporate officers (e.g., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de sociétés, Président de sociétés par actions) of a Related Company and who is a French tax resident at the time of the grant.

3.              Any Awards granted under this Addendum shall include a performance period of at least two years followed by a minimum two-year holding period following the release date.

4.              Awards may be granted only to French Employees who hold less than ten percent (10%) of the outstanding Shares of the Company at the Date of Grant, being specified that a grant can not entitle a French Employee to hold more than ten percent (10%) of the outstanding Stock of the Company.

5.              The shares:  (i) shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of until the end of the two-year holding period following the release date, and (ii) shall, if the French Employee’s continuous employment with the Related Companies shall terminate for any reason (except as otherwise provided in items 9 and 10, herein) before the end of the Performance Period, be forfeited to the Company forthwith, and all the rights of the Employee to such Performance Shares Agreement shall immediately terminate.

6.              Unless and until such time as Shares awarded are issued, the Employee shall have no ownership of the Shares allocated to the awards and shall have no right to vote and to receive dividends, if applicable, subject to the terms, conditions and restrictions described in the Plan, in the Performance Share Agreement and herein.

7.              The Employee shall hold the Shares awarded during each holding period of two years starting on the release date. As from the end of such holding period, the corresponding Shares shall be freely transferable, subject to applicable legal and regulatory provisions in force.

8.              For compliance purpose with French law, the Shares granted shall not be transferable during the Closed Period.

9.              In the event of the death of an Employee occurring prior to the Release Date, his/her heirs and assigns may claim the release of the Shares of the deceased Employee within six months following the date of death. Thereafter, the award will lapse and be null and void. Provision of the Performance Share Agreement shall apply. However, the Employee’s heirs shall not be bound by the holding period as defined in item 7 above.

10.       In the event of the Disability of an Employee occurring prior to the Release Date, the Shares will be issued and/or released to the Employee within the period defined in the Performance Share Agreement and following the acknowledgement by the Company of the Disability. The Employee shall not be bound by the holding period as defined in item 7 above.

11.       Any additional and specific condition to the grant of Shares shall be contained in the Performance Share Agreement (i.e. Continuous Employment, Performance Conditions).